American Balanced Fund One Market, Steuart Tower, Suite 2000 San Francisco, California 94105 Phone (415) 421-9360 Fax (415) 393-7140

June 30, 2011

Because the electronic format for filing Form N-SAR does not provide adequate space for responding to Items 72DD1 and 72DD2, 73A1 and 73A2, 74U1 and74U2, and 74V1 and 74V2, complete answers are as follows:

Item 72DD1 and 72DD2
Total income dividends for which record date passed during the period

Share Class	Total Income Dividends (000’s omitted)
Class A	$346,382
Class B	$16,885
Class C	$32,076
Class F1	$9,891
Class F2	$3,002
Total	$408,236
Class 529-A	$17,778
Class 529-B	$1,510
Class 529-C	$4,095
Class 529-E	$896
Class 529-F1	$681
Class R-1	$959
Class R-2	$8,237
Class R-3	$22,759
Class R-4	$22,845
Class R-5	$18,291
Class R-6	$16,624
Total	$114,675

Item 73 A1 and 73A2
Distributions per share for which record date passed during the period

Share Class	Dividends from Net Investment Income
Class A	$0.2000
Class B	$0.1304
Class C	$0.1270
Class F1	$0.1993
Class F2	$0.2207
Class 529-A	$0.1941
Class 529-B	$0.1209
Class 529-C	$0.1232
Class 529-E	$0.1688
Class 529-F1	$0.2142
Class R-1	$0.1292
Class R-2	$0.1315
Class R-3	$0.1708
Class R-4	$0.1978
Class R-5	$0.2252
Class R-6	$0.2297

Item 74U1 and 74U2
Number of shares outstanding

Share Class	Shares Outstanding (000’s omitted)
Class A	1,724,981
Class B	119,040
Class C	248,679
Class F1	50,595
Class F2	14,409
Total	2,157,704
Class 529-A	93,767
Class 529-B	11,762
Class 529-C	33,656
Class 529-E	5,398
Class 529-F1	3,192
Class R-1	7,278
Class R-2	61,893
Class R-3	132,174
Class R-4	115,343
Class R-5	83,760
Class R-6	76,039
Total	624,262

Item 74V1 and 74V2
Net asset value per share (to nearest cent)

Share Class	Net Asset Value Per Share
Class A	$18.66
Class B	$18.60
Class C	$18.58
Class F1	$18.65
Class F2	$18.65
Class 529-A	$18.64
Class 529-B	$18.63
Class 529-C	$18.63
Class 529-E	$18.63
Class 529-F1	$18.63
Class R-1	$18.56
Class R-2	$18.57
Class R-3	$18.59
Class R-4	$18.64
Class R-5	$18.67
Class R-6	$18.66